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                                                                   EXHIBIT 10.39


December 20, 2002


General Alexander M. Haig, Jr.
Chairman
Worldwide Associates, Inc.
1155 15th Street N.W.
Suite 800
Washington DC  20005

         Re:   DOR BioPharma Board Membership Letter Agreement

Dear General:

It was a pleasure speaking with you again. It gives me great pleasure to offer you to become a member of the board of directors of DOR BioPharma, Inc. ("DOR") and as a non-executive Chairman of the Board.

In your capacity as a non-executive Chairman of the Board, you will not be considered an executive, officer or employee of DOR and as such will have no responsibilities attendant therewith. Your only responsibilities will be to attend board meetings of DOR on a best efforts basis, comparable to the responsibilities of the other non-executive members of the board. You will not have any duties outside of your attendance of meetings of the board not otherwise applicable to other board members. Specifically, for clarification, you will not be required to participate or assist management in the preparation of board meetings in advance of such meetings, for example. All such responsibilities shall remain the exclusive responsibility of the executive officers and management of DOR. It is anticipated that a new executive position of Vice Chairman may be created to handle any and all executive responsibilities of coordinating the board of directors in advance of board meetings and to assist the President and Chief Executive Officer with matters to be presented to the board. You shall also not be required to participate in any committee of the board that may be established. The company intends to establish executive offices in the area surrounding Washington, DC so as to be in close working proximity in the FDA, DoD and NIH and it is anticipated that future in person board meetings will be held in the Washington, DC area to the extent possible.

As part of the position of non-executive Chairman, DOR shall also immediately issue to you fully-vested options to acquire two million (2,000,000) shares of DOR common stock for (10) years at an exercise price of thirty-five cents ($0.35) per share of which 900,000 options shall be subject to stockholder certification, which the Company shall seek to obtain as soon as possible.

DOR shall pay you a fee of fifty thousand dollars ($50,000) per annum, payable quarterly in advance, plus board fees for attendance of meetings consistent with the policy regarding other non-executive members of the board, which is currently two thousand dollars ($2,000) per in-

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General Alexander M. Haig, Jr.
December 20, 2002
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person meeting and one thousand dollars ($1,000) per telephonic meeting, plus reimbursement of all expenses.

DOR shall fully indemnify you for any acts and omissions to the fullest extent permitted under Delaware Law include you as a covered person pursuant to DOR's D&O policy, currently five million dollars ($5,000,000).

You shall be required to acknowledge DOR's insider trading policies and policies protecting proprietary information of DOR, consistent with that of other members of the board of directors. Such policies will be forwarded to you under separate letter.

On behalf of the other members of the board and myself, we welcome you to the board and look forward to working with you.

If the foregoing accurately sets forth your understanding of our present intent, kindly so indicate by executing the counterpart in the space provided and returning to me via fax at 305-789-6664.

                                    Sincerely,



                                    Steve H. Kanzer, CPA, Esq.
                                    President



Agreed to and Accepted:



-----------------------------------
General Alexander M. Haig, Jr.